Exhibit 10.7

ASSIGNMENT OF INTELLECTUAL PROPERTY

This Assignment of Intellectual Property (this “Assignment’) is effective as of this 3rd day of December 2013 (the “Effective Date”), by and between Ampio Pharmaceuticals, Inc., a Delaware Corporation (“Assignor”), and Vyrix Pharmaceuticals, Inc., a Delaware Corporation (“Assignee”). Each of Assignor and Assignee shall be referred to herein as a “Party” and, together, as the “Parties”.

WHEREAS, Assignee is a wholly-owned subsidiary of Assignor, resulting from a carve-out of the sexual dysfunction treatment business, including the late-stage men’s health product candidates, Zertane and Zertane-ED (the “Business”), from Assignor in December 2013 (the “Transaction”);

WHEREAS, in connection with the Transaction, Assignor and Assignee entered into a certain Assignment and Assumption Agreement, dated December 1, 2013 (the “Assignment and Assumption Agreement”), pursuant to which Assignor assigned to Assignee all right, title and interest in the contracts and agreements related to the Business;

WHEREAS, in connection with the Transaction, Assignor executed that certain Patent Assignment Agreement in favor of Assignee, dated December 3, 2013 (the “Patent Assignment Agreement”), pursuant to which Assignor assigned all right, title and interest in the patents and patent applications related to the Business and listed in Attachment A thereto;

WHEREAS, Assignor holds all right, title and interest in and to the Intellectual Property (as defined below), including, but not limited to, (a) the registrations and applications for the trademarks, service marks and trade names identified in the attached Schedule A (“Marks”), (b) the registrations and applications for the copyrights in the works set forth in the attached Schedule A (“Copyrights”), and (c) the registered Internet domain names identified in the attached Schedule A (“Domain Names”), together with the goodwill of the business symbolized thereby; and

WHEREAS, in connection with the Transaction, Assignor has agreed to contribute, transfer, convey, assign and deliver to Assignee all of Assignor’s rights, title and interest in, to and under the Intellectual Property, including, without limitation, the Marks, Copyrights, and Domain Names.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1. Assignor hereby assigns to Assignee, its successors and assigns, for good and sufficient consideration, the entire right, title and interest in and to any and all of the following that exist as of the date hereof: (a) any and all Intellectual Property Rights owned by the undersigned claiming or covering such Intellectual Property and (b) any and all causes of action that may have accrued to the undersigned in connection with such Intellectual Property and/or Intellectual Property Rights, in each case (a) and (b), including, without limitation, the Intellectual Property and Intellectual Property Rights set forth on Schedule A attached hereto.

“Intellectual Property” means any and all intellectual property and tangible embodiments thereof related to the Business, excluding the Excluded Liabilities (as defined below) (and the Intellectual Property previously transferred from Assignor to Assignee pursuant to the Assignment and Assumption Agreement and the Patent Assignment Agreement) and including, without limitation, inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, domain names, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship, and rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos and Internet domain names, and registrations and applications for registration of any of the foregoing. “Intellectual Property Rights” means, collectively, all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress and similar rights of any type under the laws of any governmental authority, including without limitation, all applications and registrations relating to the foregoing.

2. Assignor agrees to assist Assignee, its successors and assigns, at Assignee’s, or if applicable, its successor’s or assign’s, request from time to time and at Assignee’s, or if applicable, its successor’s or assign’s, expense, to obtain and enforce patents, copyrights or other proprietary rights with respect to the Intellectual Property in any and all countries. Assignor will execute all documents reasonably necessary or appropriate for this purpose. At Assignee’s, or if applicable, its successor’s or assign’s, request and sole expense, Assignor will advise or give testimony in any proceeding relating to the ownership, validity or scope of any such Intellectual Property and/or Intellectual Property Rights. These obligations will continue after Assignor no longer holds an equity interest in Assignee. In the event that Assignee, and if applicable, its successors or assigns, are unable for any reason whatsoever to secure the signature of Assignor to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), Assignor hereby irrevocably designates and appoints Assignee, and if applicable, its successors or assigns, and their duly authorized officers and agents as his agents and attorneys-in-fact to act for and on behalf of him, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Assignor.

3. Assignor hereby releases and transfers and shall release and transfer possession and control of any Domain Names included in the Intellectual Property to Assignee at Assignor’s sole expense by initiating the transfer with the current registrar of each Domain Name and performing, following or cooperating with Assignee on all procedures and actions specified by each registrar and completing any documents or forms that may be required by each registrar, including, as necessary, executing said documents or forms in the presence of an authorized notary public and delivering such documents or forms properly executed to the registrar, with copies to Assignee.

4. Assignor further hereby authorizes the Director of the United States Patent & Trademark Office, and any official of any U.S. State, or any country or countries foreign to the United States whose duty it is to record trademark registrations, applications and title thereto, to record the Marks and title thereto as the property of Assignee, its successors, legal representatives and assigns in accordance with the terms of this instrument.

5. Assignor further hereby authorizes the Director of the United States Library of Congress Copyright Office, and the empowered officials of all other governments whose duty is it to record copyrights, applications, and title thereto, to record the Copyrights and title thereto as the property of Assignee, its successors, assigns, or legal representatives in accordance with the terms of this instrument.

6. Indemnification:

(a)	Subject to each of the limitations set forth in this Section 6, after the Effective Date, the Assignor shall indemnify and hold harmless Assignee and its subsidiaries and its and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, an “Indemnified Party”) from and against any Losses (as defined below) which an Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with the assertion against an Indemnified Party of any Excluded Liability (as defined below).

(b)	If an Indemnified Party wishes to seek indemnification under this Section 6, such Indemnified Party shall give written notice thereof to Assignor; provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify Assignor of the same in writing; provided further, that the failure to so notify Assignor promptly shall not relieve Assignor of its indemnification obligation hereunder except to the extent that Assignor has been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(c)

In the case of any Third Party Claim, if within twenty (20) business days after receiving the notice described in Section 6(b) above Assignor gives written notice to the Indemnified Party stating (A) that Assignor would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that Assignor disputes and intends to defend against such claim and (C) that Assignor will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by Assignor (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon Assignor shall not be required to make any payment to the Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as Assignor is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If Assignor assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, and (ii) expressly and unconditionally releases the Indemnified Party from all Liabilities (as defined below) with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice. Assignor shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. If such Third Party Claim is one that, by its nature, cannot be defended solely by Assignor, then the Indemnified Party shall make available all information and assistance that Assignor shall reasonably request, and shall cooperate with Assignor in such defense

(d)	Notwithstanding anything to the contrary contained herein, Assignee is assuming only the liabilities arising from the Business (“Assumed Liabilities”), and is not assuming any other Liability of Assignor (or any predecessor owner of all or part of Assignor’s business or assets) of whatever nature whether currently in existence or arising or asserted hereafter. All such other Liabilities shall be retained by and remain Liabilities of Assignor (all such Liabilities not being assumed are herein referred to as the “Excluded Liabilities”). For purposes of this Section 6, “Liability” means any liability, debt, obligation, deficiency, tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted; and “Losses” means any and all losses, liabilities, damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred.

7. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware. This Assignment, including the exhibits, schedules, and other documents and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Assignment supersedes all prior agreements and understandings between the parties with respect to such subject matter. If any one or more provisions contained in this Assignment shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Assignment, but this Assignment shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. The terms and provisions of this Assignment may be modified or amended only by written agreement executed by the Parties.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

ASSIGNOR:	Ampio Pharmaceuticals, Inc.
Name:	Michael Macaluso
Signature:	/s/ Michael Macaluso
Title:	Chairman and CEO

ASSIGNEE:	Vyrix Pharmaceuticals, Inc.
Name:	Jarrett Disbrow
Signature:	/s/ Jarrett Disbrow
Title:	CEO

[Signature Page to Assignment of Intellectual Property]

SCHEDULE A

1. MARKS:

Serial Number	Mark	Owner
85794283	ZERTANE	Ampio Pharmaceuticals, Inc.

2. COPYRIGHTS:

3. DOMAIN NAMES:

Domain Name	Registry	Registrant	Expiration Date
ZERTANE.COM	Network Solutions, LLC	DMI BioSciences, Inc.	10/23/2014
ZERTANE.NET	Network Solutions, LLC	DMI BioSciences, Inc.	10/23/2014
ZERTANE.ORG	Network Solutions, LLC	DMI BioSciences, Inc.	10/23/2014
VYRIXPHARMA.COM	Network Solutions, LLC	DMI BioSciences, Inc.	11/15/2014
VYRIXPHARMA.NET	Network Solutions, LLC	DMI BioSciences	11/15/2014